Exhibit 99.1

CONTACT:

Mackenzie Aron, VP Investor Relations

(480) 734-2060

investor@taylormorrison.com

Taylor Morrison Reports Second Quarter 2022 Results, Including Record Earnings per Diluted Share of $2.45

SCOTTSDALE, Ariz., July 27, 2022—Taylor Morrison Home Corporation (NYSE: TMHC), a leading national land developer and homebuilder, announced results for the second quarter ended June 30, 2022. Reported net income was $291 million, or $2.45 per diluted share, compared to $124 million, or $0.95 per diluted share, in the second quarter of 2021. Excluding gains on an extinguishment of debt and land transfers to unconsolidated joint ventures in the second quarter of 2022, adjusted net income of $271 million and adjusted earnings per diluted share of $2.27 were up 118 percent and 139 percent, respectively, from the second quarter of 2021.

Second quarter highlights included the following, as compared to the prior-year quarter:

•	Home closings revenue increased 15 percent to $1.9 billion.

•	Home closings gross margin improved 750 basis points to 26.6 percent.

•	SG&A as a percentage of home closings revenue improved 140 basis points to 8.8 percent.

•	Homebuilding lot supply increased eight percent to approximately 82,000 owned and controlled homesites.

•	Controlled lots as a percentage of total lot supply increased approximately 600 basis points to 41 percent.

•	Repurchased 6.8 million shares outstanding for $172 million.

•	Return on equity improved 1,090 basis points to 23.1 percent.

“We are pleased to share the results of our second quarter, which included new Company highs for home closings gross margin, earnings per diluted share and return on equity. To have achieved these record results despite the unprecedented spike in mortgage interest rates, ongoing supply chain challenges and broader economic uncertainty demonstrates the strength of our scale, team, strategy, land portfolio and well-qualified consumer set. These strengths will continue to serve us well as we adapt to today’s market reality,” said Sheryl Palmer, Taylor Morrison Chairman and CEO.

“Housing market conditions evolved quickly during the second quarter as the impact of higher interest rates collided with home price appreciation, stock market volatility and geopolitical tensions. The rapid deterioration in affordability and consumer confidence cooled homebuying demand as shoppers faced significant uncertainty, related as much to the sheer speed of change as to the shock of higher costs. These headwinds became most pronounced in the latter weeks of the quarter and have continued thus far in July. The impact has been felt across our wide range of price points, geographies and consumer groups, albeit to varying degrees. Our move-up and active lifestyle segments have displayed greater resiliency—from a traffic, sales, pricing and cancellation perspective—compared to our entry-level segment,” said Palmer.

“As the market continues to search for its new equilibrium, our homebuilding and mortgage teams have acted quickly to reestablish sales momentum, maintain the quality of our backlog and manage production and inventory levels. We remain focused on protecting our strong balance sheet and maintaining disciplined guardrails on land investment. With a well-vintaged land pipeline of 82,000 homesites, we are in a favorable position to drive future growth, be patient with investment spend and weather changing market conditions,” continued Palmer.

Lou Steffens, Executive Vice President and Chief Financial Officer, said “following the strong upside to our second quarter home closings gross margin, we are once again raising our full-year outlook and now expect to generate a home closings gross margin between 25 percent and 26 percent in 2022. This margin performance has been driven by our focus on operational effectiveness, acquisition synergies and robust pricing power, which has more than offset cost pressure from rising inflation and supply chain constraints. However, given the elevated level of uncertainty in today’s market and ongoing disruptions and delays in the construction cycle, we now anticipate our full-year home closing volume to be around 13,500 deliveries.”

“Our well-capitalized balance sheet is strong, with over $1 billion of liquidity. During the quarter, we reduced gross debt levels, which improved our long-term risk profile and will enhance future gross margins. At the same time, we accelerated our pace of share repurchases to $172 million, the highest level since 2018. Looking ahead, we continue to expect to drive our return on equity to the mid-to-high 20 percent range this year and remain on track to reduce our net debt-to-capitalization ratio to the mid-20 percent range by year end,” said Steffens.

Business Highlights (All comparisons are of the current quarter to the prior-year quarter, unless indicated.)

Homebuilding

•

Home closings revenue increased 15 percent to $1.9 billion, driven by a 24 percent increase in average closing price to $621,000, which more than offset a seven percent decline in home closings to 3,032.

•	Home closings gross margin improved 750 basis points to 26.6 percent, a Company high. The improvement was driven by robust pricing power, improved operating efficiencies and acquisition synergies.

•

SG&A as a percentage of home closings revenue declined 140 basis points to 8.8 percent due to top-line growth, cost management and sales efficiencies from virtual sales tools, including lower broker commissions.

•

Net sales orders of 2,554 were down 25 percent compared to the exceptional strength experienced in the prior year due to a decline in the monthly absorption pace to 2.6 net sales orders per community and lower community count.

•	The Company’s cancellation rate increased to 10.8% of gross orders from 6.4% in the prior quarter and 5.2% a year ago, although this remains below its historical average.

•

Average net sales order price increased 17 percent to $699,000, driven by robust pricing power and a favorable mix impact from a greater penetration of move-up transactions versus entry-level sales compared to a year ago.

•	Ending backlog was 8,922 sold homes, down 13 percent, with a sales value of $6.1 billion, up six percent.

Land Portfolio

•	Investment in homebuilding land acquisition and development totaled $451 million, of which 52 percent was development-related versus 45 percent a year ago.

•	Homebuilding lot supply was approximately 82,000 owned and controlled homesites, up eight percent.

•	Controlled homebuilding lots as a percentage of total lot supply was 41 percent, up from 35 percent.

•	Based on trailing twelve-month home closings, total homebuilding lots represented 3.6 years of owned supply and 6.1 years of total supply.

Financial Services

•	The mortgage capture rate equaled 67 percent.

•	Borrowers had an average credit score of 755 and debt-to-income ratio of 38 percent.

Balance Sheet

•

At quarter end, total available liquidity was approximately $1.1 billion, including $378 million of unrestricted cash and $684 million of undrawn capacity on the Company’s corporate revolving credit facilities.

•	Net homebuilding debt-to-capital equaled 36.4 percent.

•

The Company repurchased 6.8 million of its outstanding shares, or 5.5 percent of its prior diluted shares outstanding, for $172 million at an average share price of $25.43. At quarter end, the Company had $425 million remaining on its $500 million share repurchase authorization.

Business Outlook

Third Quarter 2022

•	Ending active community count is expected to be between 315 to 325

•	Home closings are expected to be between 3,200 and 3,400

•	GAAP home closings gross margin is expected to be consistent with the second quarter

•	Effective tax rate is expected to be approximately 25 percent

•	Diluted share count is expected to be approximately 115 million

Full Year 2022

•	Ending active community count is expected to be around 350

•	Home closings are now expected to be around 13,500

•	GAAP home closings gross margin is now expected to be between 25 percent and 26 percent

•	Average sales price is expected to be at least $625,000

•	SG&A as a percentage of home closings revenue is expected to be in the mid-to-high eight percent range

•	Effective tax rate is now expected to be approximately 25 percent

•	Diluted share count is now expected to be approximately 118 million

•	Homebuilding land and development spend is now expected to be around $2 billion

Quarterly Financial Comparison

($ in thousands)	Q2 2022	Q2 2021	Q2 2022 vs. Q2 2021
Total Revenue	$1,995,023	$1,719,280	16.0%
Home Closings Revenue	$1,883,020	$1,644,380	14.5%
Home Closings Gross Margin	$501,410	$313,339	60.0%
	26.6%	19.1%	750 bps increase
SG&A	$165,542	$167,557	(1.2)%
% of Home Closings Revenue	8.8%	10.2%	140 bps leverage

Earnings Conference Call Webcast

A public webcast to discuss the Company’s second quarter 2022 earnings will be held later today at 8:30 a.m. EST. A live audio webcast of the conference call will be available on Taylor Morrison’s website at investors.taylormorrison.com under the Events & Presentations tab. For call participants, the dial-in number is (844) 200-6205 and conference ID is 073087. The call will be recorded and available for replay on the Company’s website later today and will be available for one year from the date of the original earnings call.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up, luxury and 55-plus active lifestyle homebuyers under our family of brands—including Taylor Morrison, Esplanade, Darling Homes Collection by Taylor Morrison and Christopher Todd Communities built by Taylor Morrison. From 2016-2022, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our strong commitment to sustainability, our communities, and our team is highlighted in our latest Environmental, Social, and Governance (ESG) Report on our website.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words ““anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “will,” “can,” “could,” “might,” “should” and similar expressions identify forward-looking statements, including statements related to expected financial, operating and performance results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: inflation or deflation; changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; the scale and scope of the ongoing COVID-19 pandemic; the seasonality of our business; the physical impacts of climate change and the increased focus by third-parties on sustainability issues; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial lender relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the risks associated with maintaining effective internal controls over financial reporting; provisions in our charter and bylaws that may delay or prevent an acquisition by a third party; and our ability to effectively manage our expanded operations.

In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K and our subsequent quarterly reports filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Home closings revenue, net	$1,883,020	$1,644,380	$3,527,429	$3,007,809
Land closings revenue	36,816	32,057	52,426	36,946
Financial services revenue	35,471	37,392	70,670	81,457
Amenity and other revenue	39,716	5,451	47,622	10,880

Total revenues	1,995,023	1,719,280	3,698,147	3,137,092
Cost of home closings	1,381,610	1,331,041	2,646,584	2,441,283
Cost of land closings	24,204	28,138	38,568	32,165
Financial services expenses	21,483	25,935	45,697	49,934
Amenity and other expense	26,246	5,463	32,690	10,566

Total cost of revenues	1,453,543	1,390,577	2,763,539	2,533,948
Gross margin	541,480	328,703	934,608	603,144
Sales, commissions and other marketing costs	96,135	97,560	185,258	183,512
General and administrative expenses	69,407	69,997	137,549	131,550
Net loss/(income) from unconsolidated entities	3,637	(2,126)	1,806	(7,787)
Interest expense/(income), net	5,189	3	9,441	(116)
Other (income)/expense, net	(11,014)	45	(10,472)	1,020
Gain on extinguishment of debt, net	(13,471)	—	(13,471)	—

Income before income taxes	391,597	163,224	624,497	294,965
Income tax provision	98,443	38,469	152,882	67,767

Net income before allocation to non-controlling interests	293,154	124,755	471,615	227,198
Net income attributable to non-controlling interests—joint ventures	(2,167)	(608)	(3,925)	(5,030)

Net income available to Taylor Morrison Home Corporation	$290,987	$124,147	$467,690	$222,168

Earnings per common share
Basic	$2.47	$0.97	$3.91	$1.73
Diluted	$2.45	$0.95	$3.87	$1.70
Weighted average number of shares of common stock:
Basic	117,932	128,440	119,550	128,661
Diluted	118,931	130,259	120,796	130,766

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$378,340	$832,821
Restricted cash	953	3,519

Total cash, cash equivalents, and restricted cash	379,293	836,340
Owned inventory	5,975,551	5,444,207
Consolidated real estate not owned	70,817	55,314

Total real estate inventory	6,046,368	5,499,521
Land deposits	278,314	229,535
Mortgage loans held for sale	203,238	467,534
Derivative assets	4,918	2,110
Lease right of use assets	82,876	85,863
Prepaid expenses and other assets, net	157,252	314,986
Other receivables, net	171,737	150,864
Investments in unconsolidated entities	291,560	171,406
Deferred tax assets, net	151,240	151,240
Property and equipment, net	220,230	155,181
Goodwill	663,197	663,197

Total assets	$8,650,223	$8,727,777

Liabilities
Accounts payable	$291,337	$253,348
Accrued expenses and other liabilities	431,478	525,209
Lease liabilities	91,872	96,172
Income taxes payable	1,855	—
Customer deposits	579,945	485,705
Estimated development liabilities	38,280	38,923
Senior notes, net	2,173,998	2,452,322
Loans payable and other borrowings	447,191	404,386
Revolving credit facility borrowings	150,000	31,529
Mortgage warehouse borrowings	179,555	413,887
Liabilities attributable to consolidated real estate not owned	70,817	55,314

Total liabilities	$4,456,328	$4,756,795
Stockholders’ Equity
Total stockholders’ equity	4,193,895	3,970,982

Total liabilities and stockholders’ equity	$8,650,223	$8,727,777

Homes Closed and Home Closings Revenue, Net:

	Three Months Ended June 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
($ in thousands)	2022	2021	Change	2022	2021	Change	2022	2021	Change
East	1,097	1,245	(11.9)%	$613,176	$563,326	8.8%	$559	$452	23.7%
Central	778	791	(1.6)	457,006	382,743	19.4	587	484	21.3
West	1,157	1,232	(6.1)	812,838	698,311	16.4	703	567	24.0

Total	3,032	3,268	(7.2)%	$1,883,020	$1,644,380	14.5%	$621	$503	23.5%

	Six Months Ended June 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
($ in thousands)	2022	2021	Change	2022	2021	Change	2022	2021	Change
East	2,034	2,297	(11.4)%	$1,119,172	$1,009,211	10.9%	$550	$439	25.3%
Central	1,442	1,482	(2.7)	825,582	702,920	17.5	573	474	20.9
West	2,324	2,310	0.6	1,582,675	1,295,678	22.2	681	561	21.4

Total	5,800	6,089	(4.7)%	$3,527,429	$3,007,809	17.3%	$608	$494	23.1%

Net Sales Orders:

	Three Months Ended June 30,
	Net Sales Orders			Sales Value			Average Selling Price
($ in thousands)	2022	2021	Change	2022	2021	Change	2022	2021	Change
East	1,121	1,302	(13.9)%	$730,495	$713,398	2.4%	$652	$548	19.0%
Central	642	850	(24.5)	443,146	500,976	(11.5)	690	589	17.1
West	791	1,270	(37.7)	610,932	828,731	(26.3)	772	653	18.2

Total	2,554	3,422	(25.4)%	$1,784,573	$2,043,105	(12.7)%	$699	$597	17.1%

	Six Months Ended June 30,
	Net Sales Orders			Sales Value			Average Selling Price
($ in thousands)	2022	2021	Change	2022	2021	Change	2022	2021	Change
East	2,148	3,079	(30.2)%	$1,336,705	$1,591,982	(16.0)%	$622	$517	20.3%
Central	1,529	1,922	(20.4)	1,026,426	1,084,457	(5.4)	671	564	19.0
West	1,931	2,913	(33.7)	1,506,663	1,839,497	(18.1)	780	631	23.6

Total	5,608	7,914	(29.1)%	$3,869,794	$4,515,936	(14.3)%	$690	$571	20.8%

Sales Order Backlog:

	As of June 30,
	Sold Homes in Backlog			Sales Value			Average Selling Price
($ in thousands)	2022	2021	Change	2022	2021	Change	2022	2021	Change
East	3,333	3,617	(7.9)%	$2,119,850	$1,903,206	11.4%	$636	$526	20.9%
Central	2,874	2,838	1.3	1,948,678	1,581,686	23.2	678	557	21.7
West	2,715	3,773	(28.0)	2,030,972	2,250,680	(9.8)	748	597	25.3

Total	8,922	10,228	(12.8)%	$6,099,500	$5,735,572	6.3%	$684	$561	21.9%

Ending Active Selling Communities:

	As of
	June 30, 2022	March 31, 2022	Change
East	117	121	(3.3)%
Central	104	106	(1.9)
West	102	97	5.2

Total	323	324	(0.3)%

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we have provided information in this press release relating to: (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) EBITDA and adjusted EBITDA and (iv) net homebuilding debt to capitalization ratio.

Adjusted net income, adjusted earnings per common share and adjusted income before income taxes and related margin are non-GAAP financial measures that reflect the net income/(loss) available to the Company excluding the impact of gains on land transfers and extinguishment of debt, net, and in the case of adjusted net income and adjusted earnings per common share, the tax impact due to such items. EBITDA and Adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude interest expense/(income), net, amortization of capitalized interest, income taxes, depreciation and amortization (EBITDA), non-cash compensation expense, if any, gains on land transfers and extinguishment of debt, net. Net homebuilding debt to capitalization ratio is a non-GAAP financial measure we calculate by dividing (i) total debt, less unamortized debt issuance premiums, net, and mortgage warehouse borrowings, net of unrestricted cash and cash equivalents, by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity).

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our regions, and to set targets for performance-based compensation. We also use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage and to evaluate our performance against other companies in the homebuilding industry. In the future, we may include additional adjustments in the above-described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that adjusted net income, adjusted earnings per common share, adjusted income before income taxes and related margin, as well as EBITDA and adjusted EBITDA, are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metrics assist both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

Adjusted Net Income and Adjusted Earnings Per Share

	Three Months Ended June 30,
($ in thousands, except per share data)	2022	2021
Net income available to TMHC	$290,987	$124,147
Gain on land transfers	(13,700)	—
Gain on extinguishment of debt, net	(13,471)	—
Tax impact due to above non-GAAP reconciling items	6,749	—

Adjusted net income	$270,565	$124,147

Basic weighted average shares	117,932	128,440
Adjusted earnings per common share—Basic	$2.29	$0.97
Diluted weighted average shares	118,931	130,259
Adjusted earnings per common share—Diluted	$2.27	$0.95

Adjusted Income Before Income Taxes and Related Margin

	Three Months Ended June 30,
($ in thousands)	2022	2021
Income before income taxes	$391,597	$163,224
Gain on land transfers	(13,700)	—
Gain on extinguishment of debt, net	(13,471)	—

Adjusted income before income taxes	$364,426	$163,224

Total revenues	$1,995,023	$1,719,280
Income before income taxes margin	19.6%	9.5%
Adjusted income before income taxes margin	18.3%	9.5%

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended June 30,
($ in thousands)	2022	2021
Net income before allocation to non-controlling interests	$293,154	$124,755
Interest expense, net	5,189	3
Amortization of capitalized interest	33,420	34,070
Income tax provision	98,443	38,469
Depreciation and amortization	1,442	2,193

EBITDA	$431,648	$199,490
Non-cash compensation expense	5,278	4,654
Gain on land transfers	(13,700)	—
Gain on extinguishment of debt, net	(13,471)	—

Adjusted EBITDA	$409,755	$204,144

Total revenues	$1,995,023	$1,719,280
Net income before allocation to non-controlling interests as a percentage of total revenues	14.7%	7.3%
EBITDA as a percentage of total revenues	21.6%	11.6%
Adjusted EBITDA as a percentage of total revenues	20.5%	11.9%

Net Homebuilding Debt to Capitalization Ratio Reconciliation

($ in thousands)	As of June 30, 2022	As of March 31, 2022
Total debt	$2,950,744	$3,048,373
Less unamortized debt issuance (cost)/premiums, net	(11,891)	2,311
Less mortgage warehouse borrowings	179,555	200,662

Total homebuilding debt	$2,783,080	$2,845,400
Less cash and cash equivalents	378,340	569,249

Net homebuilding debt	$2,404,740	$2,276,151
Total equity	4,193,895	4,094,798

Total capitalization	$6,598,635	$6,370,949

Net homebuilding debt to capitalization ratio	36.4%	35.7%